Offer to Exchange

Each Outstanding Share of Common Stock

of

KLONDIKE STAR MINERAL CORPORATION

for

.25 Restricted Shares of Common Stock of Klondike Gold Corp.

by

KLONDIKE GOLD CORP.

Klondike Gold Corp. (“Klondike Gold”), a British Columbia corporation, is offering, upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Klondike Star common stock”), of Klondike Star Mineral Corporation (“Klondike Star”), a Delaware corporation, for .25 restricted shares (the “exchange ratio”) of the common stock, without par value, of Klondike Gold Corp. (the “Klondike Gold common stock”).  No fractional shares will be issued. Instead, all fractional shares resulting from the exchange equal to or greater than one-half will be rounded to the next whole number, and fractional shares of less than one-half will be rounded down to the next whole number.    We refer to this offer as the “exchange offer” or the “offer.”

Klondike Gold’s obligation to accept for exchange, and to exchange, shares of Klondike Star common stock for shares of Klondike Gold common stock is subject to a number of conditions which are described in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” beginning on page 19.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON JUNE 22, 2012, OR THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Klondike Gold common stock trades on the TSX Venture Exchange (the “TSX.V”), under the symbol “KG.” Klondike Star’s common stock trades on the OTC Markets Pink Sheets under the symbol “KDSM.”

KLONDIKE GOLD CORP IS RELYING ON EXEMPTIONS FROM REGISTRATION UNDER RULE 4(2) OF THE SECURITIES ACT OF 1933 (“SECURITIES Act”) AND RULE 506 OF REGULATION D PROMULGATED THEREUNDER.  SHARES OFFERED HEREUNDER HAVE NOT BEEN REGISTERED. SHARES WILL BE OFFERED ONLY TO ACCREDITED SHAREHOLDERS AND UP TO 35 UNACCREDITED SHAREHOLDERS. ALL KLONDIKE STAR SHAREHOLDERS WILL BE REQUIRED TO COMPLETE AN ACCREDITED INVESTOR QUESTIONARIE. ALL SHARES ISSUED PURSUANT TO THIS OFFER WILL CARRY A RESTRICTIVE LEGEND.

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7.

Klondike Gold has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Klondike Gold.

The date of this offer to exchange is April 27, 2012

TABLE OF CONTENTS

SUMMARY OF THE OFFER

2

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

6

RISK FACTORS

7

THE COMPANIES

10

REASONS FOR THE OFFER

10

THE EXCHANGE OFFER

10

Expiration Date of the Offer

11

Extension, Termination and Amendment

11

Acceptance for Exchange, and Exchange, of Klondike Star Shares; Delivery of Klondike Gold Common Stock  13

Procedure for Tendering

14

Withdrawal Rights

16

Announcement of Results of the Offer

17

Ownership of Klondike Gold After the Offer

17

Material Federal Income Tax Consequences

17

Purpose and Structure of the Offer

18

Plans for Klondike Star

18

Effect of the Offer on the Market for Shares of Klondike Star Common Stock

19

Conditions of the Offer

19

Dividends and Distributions

20

Financing of the Offer; Source and Amount of Funds

20

Certain Legal Matters; Regulatory Approvals

20

Certain Relationships with Klondike Star and Interests of Klondike Gold and Klondike Gold’s Executive Officers and Directors in the Offer  20

DESCRIPTION OF KLONDIKE GOLD CAPITAL STOCK

21

COMPARISON OF SHAREHOLDERS’ RIGHTS

21

FORWARD-LOOKING STATEMENTS

21

MISCELLANEOUS

22

WHERE YOU CAN FIND ADDITIONAL INFORMATION

22

SCHEDULE I

22

DIRECTORS AND EXECUTIVE OFFICERS OF KLONDIKE GOLD

23

DIRECTORS AND EXECUTIVE OFFICERS

23

SUMMARY OF THE OFFER

This summary highlights selected information from this offer to exchange and may not contain all of the information that is important to you.  To obtain a better understanding of the offer to holders of shares of Klondike Star common stock, you should read this entire offer to exchange carefully, as well as those additional documents to which we refer you.  You may obtain the information incorporated by reference into this offer to exchange by following the instructions in the section of this offer to exchange entitled “Where You Can Find More Information.”

The Companies (See page 10)

Klondike Gold

Klondike Gold is a British Columbia corporation with principal executive offices at 711 – 675 West Hastings Street, Vancouver, BC.  The telephone number of Klondike Gold’s executive offices is (604) 685-2222, and its Internet website address is www.klondikegoldcorp.com.  Klondike Gold is a Canadian listed company with its shares traded on the TSX Venture Exchange under the symbol “KG” as a Tier 2 company.

Klondike Star

Klondike Star is a Delaware corporation with principal executive offices at Box 20116, 1031 – Ten Mile Road, Whitehorse, Yukon Y1A 7A2, Canada. The telephone number of Klondike Star’s executive offices is (800) 579-7580.  Klondike Star is a mineral exploration and development company with a portfolio of gold and base metal projects in Canada and Egypt.  Since 2004, the Company has been exploring for gold in the Klondike region of the Yukon, Canada.

The Offer (See page 10)

Klondike Gold is offering to exchange each outstanding share of Klondike Star common stock that is validly tendered and not properly withdrawn prior to the expiration date for .25 restricted shares of Klondike Gold common stock, upon the terms and subject to the conditions contained in this offer to exchange and the accompanying letter of transmittal.  No fractional shares will be issued. Instead, all fractional shares resulting from the exchange equal to or greater than one-half will be rounded to the next whole number and fractional shares of less than one-half will be rounded down to the next whole number.   Shares of Klondike Gold will only be offered to accredited shareholders, and up to 35 unaccredited shareholders of Klondike Star.  The term accredited investor is defined pursuant to Regulation D of the Securities Act.  All shareholders of Klondike Star who wish to accept the Offer must complete and return an accredited investor questionnaire.  Klondike Gold reserves the right to accept less than 35 unaccredited shareholders, and reserves the right to reject any questionnaire, but does not have the right to accept a tender of more than 35 unaccredited shareholders.

Reasons for the Offer (See page 10)

Klondike Gold believes that the combination of the assets of Klondike Gold and Klondike Star will create significant value for Klondike Star shareholders and give Klondike Star shareholders a substantial ongoing equity interest in Klondike Gold.  The stock-for-stock exchange represents an immediate premium to Klondike Star shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of Klondike Gold.  We believe the combination of Klondike Gold and Klondike Star is a compelling opportunity for Klondike Star shareholders with numerous benefits, including the following:

•

Consolidation of Key Properties —Klondike Gold and Klondike Star own respectively a 45% and a 55% interest in 700 quartz claims situated in the Klondike Gold Fields of the Yukon Territory which have been optioned to Lonestar Gold Inc., a private company owned approximately 80% by Klondike Gold and 20% by Klondike Star, which claims have been the principal exploration focus of both companies in their most recent activities.  Through this exchange offer, ownership of these claims will now be consolidated into one entity, under the control of Klondike Gold.

•

Improved Financial Strength—As public companies with no income stream, both Klondike Star and Klondike Gold rely on the sale of their equity securities to finance their operations. For some time, the market for Klondike Star shares has been depressed, leaving its management unable to raise funds for the exploration of its mineral interests or the administration of its corporate affairs. With the combination of the two companies, Klondike Star shareholders will benefit from the more active equity market for the securities of Klondike Gold, which has had recent experience attracting investors for offerings of its equity securities. Consolidation of the ownership of the Lone Star Property in Klondike Gold will enhance the ability to further finance the development of the property.

•

Proven Management Team—Klondike Gold's management team has extensive experience exploring and developing mineral properties, including in the Yukon Territory, and in the administration of public companies and satisfying all the regulatory requirements related thereto. This experience is recognized in the industry and provides Klondike Gold ready access to the equity markets. Klondike Star shareholders, on becoming shareholders of Klondike Gold, will benefit from the improved management of both the exploration and development programs to be undertaken and the administration of the corporate affairs of the Company.

•

Participation in On-going Growth Potential—The all-stock nature of the exchange offer will allow the shareholders of Klondike Star to participate in the growth and long-term value creation potential of the combined assets of the companies under the direction of Klondike Gold.  Klondike Star shareholders, through their ongoing equity ownership in Klondike Gold, would benefit from any value created in the mineral properties by Klondike Gold.

•

Receipt of Premium by Klondike Star Shareholders—In addition to the long-term benefits arising out of ownership in Klondike Gold, Klondike Star shareholders will also be receiving a significant premium in the offer.  Klondike Star shareholders would receive a premium in excess of 400% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended       .

Financing of the Offer; Source and Amount of Funds (See page 20)

The offer is not subject to a financing condition.  Klondike Gold is offering .25 restricted shares of its common stock for each share of Klondike Star common stock.  Klondike Gold estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer will be approximately $30,000.  The estimated amount of cash required is based on Klondike Gold’s due diligence review of Klondike Star’s available information and is subject to change.  For a further discussion of the risks relating to Klondike Gold’s limited due diligence review, please see “Risk Factors—Risk Factors Relating to the Offer.”

Ownership of the Klondike Gold After the Offer (See page 17)

Based on certain assumptions regarding the number of Klondike Star shares to be exchanged, Klondike Gold estimates that if all shares of Klondike Star common stock are exchanged pursuant to the offer, former Klondike Star shareholders would own, in the aggregate, approximately 17.6% of the outstanding shares of Klondike Gold common stock.  For a detailed discussion of the assumptions on which this estimate is based, please see the section of this offer to exchange entitled “The Exchange Offer—Ownership of Klondike Gold After the Offer.”

Comparative Market Prices and Share Information (See page 6)

Klondike Gold common stock is listed on the TSX Venture Exchange under the symbol “KG.” Klondike Star common stock is listed on the OTC Pink Markets under the symbol “KDSM.”  The following table sets forth the closing prices of Klondike Gold and Klondike Star as reported on April 26, 2012, the last trading day prior to the printing of this offer to exchange.  The table also shows the implied value of one share of Klondike Star common stock in the offer, which was calculated by multiplying the closing price for one share of Klondike Gold common stock by the exchange ratio of .25.

	Klondike Gold Common Stock Closing Price	Klondike Star Common Stock Closing Price	Implied Value of Klondike Star Common Stock
April 26, 2012	$0.17	$0.009	$0.0425

The offer represents a premium for Klondike Star shareholders in excess of 400% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended April 26, 2012.

The value of the offer will change as the market prices of Klondike Gold common stock and Klondike Star common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Klondike Gold common stock.  Please see the section of this offer to exchange entitled “Risk Factors.”  Shareholders are encouraged to obtain current market quotations for shares of Klondike Star and Klondike Gold common stock prior to making any decision with respect to the offer.

Interests of Executive Officers and Directors of Klondike Gold in the Offer (See page 23)

Except as set forth in this exchange offer, neither Klondike Gold nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Klondike Star.

Appraisal/Dissenter’s Rights (See page 48)

No appraisal or dissenters’ rights are available in connection with the offer.

Accounting Treatment (See page 67)

Klondike Gold will account for the acquisition of shares of Klondike Star common stock under the acquisition method of accounting for business combinations in accordance with International Financial Accounting Standards ("IFRS"), being the accounting principles applicable to Klondike Gold. In accordance with IFRS, Klondike Gold will be considered the acquirer of Klondike Star for accounting purposes.

Conditions of the Offer (See page 19)

The offer is conditioned upon, among other things, the following:

•

Minimum Tender Condition—Klondike Star shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Klondike Star common stock that, when added to the shares of Klondike Star common stock then owned by Klondike Gold or any of its subsidiaries, shall constitute 66.6% of the voting power of Klondike Star’s outstanding capital stock entitled to vote.

•

Registration Statement Condition— This Offer is exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (“SEC” and “Commission”).

•

Due Diligence Condition—Klondike Gold shall have completed to its reasonable satisfaction customary confirmatory due diligence of Klondike Star’s non-public information on Klondike Star’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Klondike Star’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

•

TSX-V Condition— Klondike Gold shall have received acceptance for filing from the TSX Venture Exchange (the "TSX-V") for the acquisition of the Klondike Star shares under the exchange offer on terms and conditions satisfactory to Klondike Gold, in its sole discretion.

•

Audit Condition— Klondike Star shall have provided to Klondike Gold such audited financial statements for Klondike Star as are required by the TSX-V for completion of their review and acceptance of the exchange offer to the sole satisfaction of Klondike Gold, and there shall have been no material adverse change in respect of Klondike Star prior to the expiration of the offer that was not disclosed as at the date of the offer.

•

Material Adverse Change Condition— Klondike Gold shall have determined in its sole discretion that the consummation of the offer could not reasonably be expected to have a material adverse change on Klondike Star or Klondike Gold.

•

Non-compliance Condition— Klondike Gold shall not have determined in its sole discretion that Klondike Star is not in compliance in any material respect with any material contract to which Klondike Star is a party at such time, in each case, unless the same is acceptable to Klondike Gold.

Comparison of Shareholders’ Rights (See page 21)

You will receive Klondike Gold common stock as part of the offer consideration if you tender your shares of Klondike Star common stock in the offer.  As Klondike Gold is incorporated under British Columbia law and Klondike Star is incorporated under Delaware law, there are a number of differences between the rights of a shareholder of Klondike Star and the rights of a shareholder of Klondike Gold.

Expiration Date of the Offer (See page 11)

The offer is scheduled to expire at 5:00 p.m., Pacific time, 60 days from date first mailed, which is the initial expiration date, unless further extended by Klondike Gold.

Extension, Termination and Amendment (See page 11)

Klondike Gold reserves the right, in its sole discretion, at any time or from time to time until the expiration of the offer:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of Klondike Star common stock in order to comply in whole or in part with applicable law;

•

to amend or terminate the offer without accepting for exchange, or exchanging, any shares of Klondike Star common stock, if any of the individually subheaded conditions referred to in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in the section of this offer to exchange captioned “The Exchange Offer—Conditions of the Offer—Other Conditions” has occurred; and

•	to waive any conditions to the offer or otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

In addition, even if Klondike Gold has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Klondike Star common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.  Klondike Gold also has not commenced the process of obtaining the approval of Klondike Gold shareholders by filing an advance notice of meeting with the British Columbia Securities Commission, and therefore we may not be in a position to obtain the requisite approval of Klondike Gold shareholders prior to the current expiration date of the offer.  Any decision to extend the offer, and if so, for how long, will be made at such time. The expiration date may also be subject to multiple extensions.

Procedure for Tendering (See page 14)

The procedure for tendering shares of Klondike Star common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form.  In addition to the procedures outlined in this offer to exchange, Klondike Gold urges you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 16)

You can withdraw tendered shares at any time until the offer has expired, and thereafter you can withdraw such shares at any time until Klondike Gold accepts such shares for exchange in the offer.  If Klondike Gold decides to provide a subsequent offering period, it will accept shares tendered during that period immediately, and you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Klondike Star Common Stock; Delivery of Shares of Klondike Gold Common Stock (See page 13)

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Klondike Gold will accept for exchange, and will exchange for shares of Klondike Gold common stock all shares of Klondike Star common stock validly tendered and not properly withdrawn promptly after the expiration date.  If Klondike Gold elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 7)

The offer is, and if the offer is consummated, Klondike Gold will be, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Shares of Klondike Gold common stock are listed on the TSX Venture Exchange under the symbol “KG,” and shares of Klondike Star common stock are listed on the OTC Markets Pink Sheets under the symbol “KDSM.”

The following table sets forth the high and low closing sales prices per share of Klondike Gold and Klondike Star common stock for the periods indicated.

	Klondike Gold Common Stock		Klondike Star Common Stock
	Market Price		Market Price
	High	Low	High	Low
2012
1st Quarter	$0.135	$0.135	$0.050	$0.029
2nd Quarter	0.115	0.100	0.100	0.030
3rd Quarter	0.110	0.110	0.080	0.002
4th Quarter	0.16	0.155	0.040	0.010
2011
1st Quarter	$0.525	$0.375	$0.010	$0.050
2nd Quarter	0.375	0.300	0.035	0.015
3rd Quarter	0.245	0.215	0.05	0.005
4th Quarter	0.215	0.215	0.035	0.010

The following table sets forth the closing prices of Klondike Gold and Klondike Star as reported on April 26, 2012, the last trading day prior to the printing of this offer to exchange.  The dates are for the fiscal quarter and year-end for Klondike Gold, and do not represent calendar quarter-ending or year-ending stock prices.  The table also shows the implied value of one share of Klondike Star common stock, which was calculated by multiplying the closing price for one share of Klondike Gold common stock by the exchange ratio of .25

	Klondike Gold Common Stock Closing Price	Klondike Star Common Stock Closing Price	Implied Value of Klondike Star Common Stock

April 26, 2012	$0.17	$0.009	$0.0425

The offer represents a premium for Klondike Star shareholders in excess of 400% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended April 26, 2012, (the last trading day before the printing of this offer to exchange).

The value of the offer will change as the market prices of Klondike Gold common stock and Klondike Star common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Klondike Gold common stock.  You are encouraged to obtain current market quotations for Klondike Gold and Klondike Star common stock prior to making any decision with respect to the offer.

Please also see the section of this offer to exchange entitled “The Exchange Offer—Effect of the Offer on the Market for Shares of Klondike Star Common Stock;” for a discussion of the possibility that Klondike Star’s shares will cease to be listed on the OTC Markets Pink Sheets.

RISK FACTORS

In addition to the other information included and incorporated by reference in this offer to exchange (please see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to tender your shares of Klondike Star common stock in the offer.

Risks and Uncertainties

Klondike Gold is subject to a number of risks and uncertainties due to the nature of its business. Klondike Gold's exploration and development activities expose it to various financial and operational risks that could have a significant impact on its level of operating cash flows in the future. Klondike Star shareholders are advised to study and consider risk factors stressed below.

The following are identified as main risk factors that could cause actual results to differ materially from those stated in any forward-looking statements made by, or on behalf of, Klondike Gold.

Financing for Future Development is Uncertain

Klondike Gold's future financial success depends on the ability to raise additional capital from the issue of shares or the discovery of properties which could be economically justifiable to develop. Such development could take years to complete and resulting income, if any, is difficult to determine. The sales value of any mineralization potentially discovered by Klondike Gold is largely dependent upon factors beyond its control, such as the market value of the products produced.

General Resource Exploration Risks and Competitive Conditions

The resource exploration industry is an inherently risky business with significant capital expenditures and volatile metals markets. The marketability of any minerals discovered may be affected by numerous factors that are beyond the Klondike Gold's control and which cannot be predicted, such as market fluctuations, mineral markets and processing equipment, and changes to government regulations, including those relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. This industry is intensely competitive and there is no guarantee that, even if commercial quantities are discovered, a profitable market will exist for their sale. Klondike Gold competes with other junior exploration companies for the acquisition of mineral claims as well for the engagement of qualified contractors. Metal prices have fluctuated widely in recent years, and they are determined in international markets over which Klondike Gold has no influence.

Governmental Regulation

Regulatory standards continue to change, making the review process longer, more complex and therefore more expensive. Exploration and development on Klondike Gold's properties are affected by government regulations relating to such matters as environmental protection, health, safety and labor, mining law reform, restrictions on production, price control, tax increases, maintenance of claims, and tenure. There is no assurance that future changes in such regulations couldn't result in additional expenses and capital expenditures, decreasing availability of capital, increased competition, reserve uncertainty, title risks, and delays in operations. Klondike Gold relies on the expertise and commitment of its management team, advisors, employees and contractors to ensure compliance with current laws.

Risk Factors Relating to the Offer

The exchange ratio of the offer is fixed and will not be adjusted.  Because the market price of shares of Klondike Gold common stock may fluctuate, Klondike Star shareholders cannot be sure of the market value of the shares of Klondike Gold common stock that will be issued in connection with the offer

Each outstanding share of Klondike Star common stock will be exchanged for .25 restricted shares of Klondike Gold common stock upon consummation of the offer.  This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Klondike Gold common stock or Klondike Star common stock.  If the price of Klondike Gold common stock declines (which may occur as the result of a number of reasons (many of which are out of the control of Klondike Gold), including as a result of the risks described in this section entitled “Risk Factors”), Klondike Star shareholders will receive less value for their shares upon exchange of tendered shares in the offer than the value calculated pursuant to the exchange ratio on the date the offer was announced.  Because the offer may not be completed until certain conditions have been satisfied or waived (please see the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Klondike Gold accepts shares of Klondike Star common stock for exchange.  Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Klondike Gold common stock that will be issued if Klondike Gold accepts such shares for exchange.  However, tendered shares of Klondike Star common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer.  Please see the section entitled “Comparative Market Price and Dividend Information” for the historical high and low sales prices per share of Klondike Gold and Klondike Star common stock.

Klondike Star shareholders are urged to obtain current market quotations for Klondike Gold and Klondike Star common stock when they consider whether to tender their shares of Klondike Star common stock pursuant to the offer.

The offer may adversely affect the liquidity and value of non-tendered shares of Klondike Star common stock

In the event that not all of the shares of Klondike Star common stock are tendered in the offer and Klondike Gold accepts for exchange those shares tendered in the offer, the number of shareholders and the number of shares of Klondike Star common stock held by individual holders will be greatly reduced.  As a result, Klondike Gold’s acceptance of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Klondike Star common stock held by the public.  Please see the section of this offer to exchange entitled “The Exchange Offer—Plans for Klondike Star.”

If you are not an accredited shareholder, or you do not complete the accredited investor questionnaire, you may not have the option to tender your shares.

Shares of Klondike Gold will only be offered to accredited shareholders, and up to 35 unaccredited shareholders of Klondike Star.  The term accredited investor is defined pursuant to Regulation D of the Securities Act.  All shareholders of Klondike Star who wish to accept the Offer must complete and return an accredited investor questionnaire.  Klondike Gold reserves the right to accept less than 35 unaccredited shareholders, and reserves the right to reject any questionnaire, but does not have the right to accept a tender of more than 35 unaccredited shareholders. If you are an unaccredited shareholder, and are not one of the first thirty-five unaccredited shareholders to tender your shares, you will not be able to participate in the Offering and will not be able to receive shares of Klondike Gold.

Upon your receipt of shares of Klondike Gold common stock in the offer, you will become a shareholder in Klondike Gold, a British Columbia corporation, which may change certain shareholder rights and privileges you hold as a shareholder of Klondike Star, a Delaware corporation

Klondike Gold is a British Columbia corporation and is governed by the laws of the Province of British Columbia and by its certificate of incorporation and bylaws.  British Columbia corporation law extends to shareholders certain rights and privileges that may not exist under Delaware law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of Klondike Star, which is governed by Delaware law and its charter and by-laws.  For a detailed discussion of the rights of Klondike Gold shareholders versus the rights of Klondike Star shareholders, please see the section entitled “Comparison of Shareholders’ Rights.”

The market for Klondike Gold common stock may be adversely affected by the issuance of shares pursuant to the offer

In connection with the completion of the offer, and as described in the section of this offer to exchange entitled “The Exchange Offer—Ownership of Klondike Gold After the Offer,” Klondike Gold estimates it will issue approximately 16,624,000 shares of Klondike Gold common stock.  The increase in the number of shares of Klondike Gold common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Klondike Gold common stock.

Shares of Klondike Gold issued under this exchange offer will bear a restrictive legend and shareholders may not be able immediately trade or sell your shares in Klondike Gold.

Klondike Gold is relying on exemptions from registration available under Section 4(2) of the Securities Act and Rule 506 of Regulation D.  Therefore, if you are a non-U.S. citizen, and a non-resident of the United States, shares issued pursuant to this exchange offer will not be registered and will bear a restrictive legend as follows:

Unless permitted under securities legislation, the holder of the securities shall not trade the securities before [the date 4 months plus 1 day following the date of issue of the shares].

Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [the date 4 months plus 1 day following the date of issue of the shares].

If you are a U.S. citizen or a resident of the United States, in addition to the foregoing legend, your shares will bear a restrictive legend as follows:

These securities have not been registered under the United States Securities Act of 1933, as amended, or the laws of any state, and are being issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution.  These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration.  The stock transfer agent has been ordered to effectuate transfers only in accordance with the above instructions.

THE COMPANIES

Klondike Gold

Klondike Gold is a resource exploration stage company engaged in the acquisition, and exploration of mineral properties.  For the funding of property acquisitions and exploration that Klondike Gold conducts, it depends on the issuance of shares from the treasury to investors and does not use long-term debt.  Once a body of commercial ore is found, Klondike Gold may offer to a major mining company the opportunity to acquire an interest in a property in return for funding by the major mining company, of all or part of the exploration and development of the property.  Klondike Gold currently has no revenues from mineral producing operations and holds properties in British Columbia, Ontario and the Yukon.

Klondike Gold is a British Columbia corporation with principal executive offices at 711-675 West Hasting Street, Vancouver, BC, V6B 1N2, Canada. The telephone number of Klondike Gold’s executive offices is (604) 685-2222, and its Internet website address is www.klondikegoldcorp.com.

Klondike Star

Klondike Star is a mineral exploration and development company with a portfolio of gold and base metal projects in Canada and Egypt.  From 2004, the Company has been exploring for gold in the Klondike region of the Yukon Territory, Canada.  To date, the Company has assembled a total of nine hard rock and placer gold projects, seven of which are located in the Tintina Gold Belt of the Yukon Territory.  Two of these projects, the Lone Star and Indian River Placer properties, are in the advanced exploration stage and have been the focus of Klondike Star’s past exploration programs. Klondike Star has not carried out any exploration programs since 2007.

Klondike Star is a Delaware corporation with principal executive offices at Box 20116, 1031 – Ten Mile Road, Whitehorse, Yukon, Y1A 7A2, Canada. The telephone number of Klondike Star’s executive offices is (800) 579-7580.

REASONS FOR THE OFFER

Klondike Gold believes that the combination of the assets of Klondike Gold and Klondike Star will create significant value for Klondike Star shareholders and give Klondike Star shareholders a substantial ongoing equity interest in Klondike Gold.  The stock-for-stock exchange represents an immediate premium to Klondike Star shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of Klondike Gold.  We believe the combination of Klondike Gold and Klondike Star is a compelling opportunity for Klondike Star shareholders with numerous benefits, including the following:

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Consolidation of Key Properties —Klondike Gold and Klondike Star own respectively a 45% and a 55% interest in 700 quartz claims situated in the Klondike Gold Fields of the Yukon Territory which have been optioned to Lonestar Gold Inc., a private company owned approximately 80% by Klondike Gold and 20% by Klondike Star, which claims have been the principal exploration focus of both companies in their most recent activities.  Through this exchange offer, ownership of these claims will now be consolidated into one entity, under the control of Klondike Gold.

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Improved Financial Strength—As public companies with no income stream, both Klondike Star and Klondike Gold rely on the sale of their equity securities to finance their operations. For some time, the market for Klondike Star shares has been depressed, leaving its management unable to raise funds for the exploration of its mineral interests or the administration of its corporate affairs. With the combination of the two companies, Klondike Star shareholders will benefit from the more active equity market for the securities of Klondike Gold, which has had experience attracting investors for offerings of its equity securities. Consolidation of the ownership of the Lone Star Property in Klondike Gold will enhance the ability to further finance the development of the property.

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Proven Management Team—Klondike Gold's management team has extensive experience exploring and developing mineral properties, including in the Yukon Territory, and in the administration of public companies and satisfying all the regulatory requirements related thereto. This experience is recognized in the industry and provides Klondike Gold ready access to the equity markets. Klondike Star shareholders, on becoming shareholders of Klondike Gold, will benefit from the improved management of both the exploration and development programs to be undertaken and the administration of the corporate affairs of the Company.

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Participation in On-going Growth Potential—The all-stock nature of the exchange offer will allow the shareholders of Klondike Star to participate in the growth and long-term value creation potential of the combined assets of the company under the direction of Klondike Gold.  Klondike Star shareholders, through their ongoing equity ownership in Klondike Gold, would benefit from any value created in the mineral properties by Klondike Gold.

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Receipt of Premium by Klondike Star Shareholders—In addition to the long-term benefits arising out of ownership in Klondike Gold, Klondike Star shareholders will also be receiving a significant premium in the offer.  Klondike Star shareholders would receive a premium in excess of 400% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended  April 27, 2012.

THE EXCHANGE OFFER

Klondike Gold is offering to exchange for each outstanding share of Klondike Star common stock that is validly tendered, and not properly withdrawn prior to the expiration date, .25 restricted shares of Klondike Gold common stock, upon the terms and subject to the conditions contained in this offer to exchange and the accompanying letter of transmittal.

The term “expiration date” means 5:00 p.m., Pacific time, June 22, 2012, unless Klondike Gold extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions which are described in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer.” Klondike Gold expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheadings “Regulatory Condition,” “TSX-V Condition,” under the caption “The Exchange Offer—Conditions of the Offer” below, each of which cannot be waived.  Klondike Gold expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the consideration payable per share of Klondike Star common stock in the offer.

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses.  If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Klondike Gold to acquire all of the outstanding shares of Klondike Star common stock in order to combine the assets of Klondike Gold and Klondike Star.  Klondike Gold believes that a business combination of Klondike Gold and Klondike Star will significantly benefit Klondike Star shareholders and is therefore taking the offer directly to Klondike Star shareholders.

Prior to making this exchange offer to the Klondike Star shareholders, Klondike Gold secured agreements with certain principal shareholders of Klondike Star that those shareholders would tender their shares on the exchange offer being made. Further, management of Klondike Star has provided written confirmation to Klondike Gold that they support the exchange offer.

Based on certain assumptions regarding the number of Klondike Star shares to be exchanged, Klondike Gold estimates that if all shares of Klondike Star common stock are exchanged pursuant to the offer, former Klondike Star shareholders would own, in the aggregate, approximately 17.6% of the outstanding shares of Klondike Gold common stock.  For a detailed discussion of the assumptions on which this estimate is based, please see “—Ownership of Klondike Gold After the Offer” below.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., Pacific time, 60 days from mailing, which is the initial expiration date, unless further extended by Klondike Gold.  For more information, you should read the discussion below under “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Klondike Gold expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Klondike Star common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Klondike Gold to pay the consideration offered or to return shares of Klondike Star common stock deposited by or on behalf of shareholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Klondike Star common stock if any of the individually subheaded conditions referred to in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” under the subheading “Other Conditions” has occurred, and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Pacific time, on the next business day after the previously scheduled expiration date.  Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Klondike Gold may choose to make any public announcement, Klondike Gold will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Klondike Gold acknowledges that Rule 14e-1(c) under the Exchange Act requires Klondike Gold to pay the consideration offered or return the shares of Klondike Star common stock tendered promptly after the termination or withdrawal of the offer.

If Klondike Gold increases or decreases the percentage of shares of Klondike Star common stock being sought or increases or decreases the stock consideration to be paid for shares of Klondike Star common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice.  If Klondike Gold makes a material change in the terms of the offer (other than a change the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Klondike

Gold will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer.  Klondike Gold will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

As used in this offer to exchange, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific time. If, prior to the expiration date, Klondike Gold increases the stock consideration being exchanged for shares of Klondike Star common stock pursuant to the offer, such increased consideration will be received by all shareholders whose shares of Klondike Star common stock are exchanged pursuant to the offer, whether or not such shares of Klondike Star common stock were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Klondike Gold may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Klondike Star common stock tendered in the offer (we refer to this period in this offer to exchange as a “subsequent offering period”).  A subsequent offering period would be an additional period of time, following the first exchange of shares of Klondike Star common stock in the offer, during which shareholders could tender shares of Klondike Star common stock not tendered in the offer.

During a subsequent offering period, tendering shareholders would not have withdrawal rights and Klondike Gold would promptly exchange and pay for any shares of Klondike Star common stock tendered at the same price paid in the offer.  Rule 14d-11 under the Exchange Act provides that Klondike Gold may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Klondike Gold offers the same form and amount of consideration for shares of Klondike Star common stock in the subsequent offering period as in the initial offer, (3) Klondike Gold immediately accepts and promptly pays for all shares of Klondike Star common stock tendered during the offer prior to its expiration, (4)Klondike Gold announces the results of the offer, including the approximate number and percentage of shares of Klondike Star common stock deposited in the offer, no later than 9:00 a.m., Pacific time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Klondike Gold immediately accepts and promptly pays for shares of Klondike Star common stock as they are tendered during the subsequent offering period.  If Klondike Gold elects to include a subsequent offering period, it will notify shareholders of Klondike Star by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange.  The same consideration will be received by shareholders tendering shares of Klondike Star common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

A request has been made to Klondike Star pursuant to Rule 14d-5 under the Exchange Act for the use of Klondike Star shareholder lists and security position listings for the purpose of disseminating the offer to shareholders.  This offer, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Klondike Star common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Klondike Star shareholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Klondike Star common stock by Klondike Gold or, if it so elects, the materials will be mailed by Klondike Star.

Acceptance for Exchange, and Exchange, of Klondike Star Shares; Delivery of Klondike Gold Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Klondike Gold will accept for exchange promptly after the later of the expiration date and the date that all of the conditions set out under "Conditions of the Offer' herein have been satisfied, all shares of Klondike Star common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this offer to exchange entitled “The Exchange Offer—Withdrawal Rights”) prior to the expiration date.  Klondike Gold will exchange all shares of Klondike Star common stock validly tendered and not withdrawn promptly following the acceptance of shares of Klondike Star common stock for exchange pursuant to the offer.  Klondike Gold expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Klondike Star common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in that section has occurred.  If Klondike Gold decides to include a subsequent offering period, Klondike Gold will accept for exchange, and promptly exchange, all validly tendered shares of Klondike Star common stock as they are received during the subsequent offering period. Please see the section of this offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

In all cases (including during any subsequent offering period), Klondike Gold will exchange all shares of Klondike Star common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Klondike Star common stock or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such shares of Klondike Star common stock into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (3) any other documents required under the letter of transmittal.  This offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.”  As used in this offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Klondike Star common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Klondike Gold may enforce such agreement against such participant.

For purposes of the offer (including during any subsequent offering period), Klondike Gold will be deemed to have accepted for exchange, and thereby exchanged, shares of Klondike Star common stock validly tendered and not properly withdrawn as, if and when Klondike Gold gives oral or written notice to the exchange agent of Klondike Gold’s acceptance for exchange of such shares of Klondike Star common stock pursuant to the offer.  Upon the terms and subject to the conditions of the offer, exchange of shares of Klondike Star common stock accepted for exchange pursuant to the offer will be made by deposit of stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering shareholders for the purpose of receiving the offer consideration from Klondike Gold and transmitting such consideration to tendering shareholders whose shares of Klondike Star common stock have been accepted for exchange.  Under no circumstances will Klondike Gold pay interest on the offer consideration for shares of Klondike Star common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of Klondike Star common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Klondike Star common stock than are tendered, certificates representing unexchanged or untendered shares of Klondike Star common stock will be returned, without expense to the tendering shareholder (or, in the case of shares of Klondike Star common stock tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” such shares of Klondike Star common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

Klondike Gold reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Klondike Star common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Klondike Gold of its obligations under the offer or prejudice the rights of tendering shareholders to exchange shares of Klondike Star common stock validly tendered and accepted for exchange pursuant to the offer.

Procedure for Tendering

In order for a holder of shares of Klondike Star common stock validly to tender shares of Klondike Star common stock pursuant to the offer, the exchange agent must receive prior to the expiration date the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Klondike Star common stock must be received by the exchange agent at such address or such shares of Klondike Star common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The exchange agent will establish accounts with respect to the shares of Klondike Star common stock at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this offer.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Klondike Star common stock by causing the Book-Entry Transfer Facility to transfer such shares of Klondike Star common stock into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares of Klondike Star common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below.  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Klondike Star common stock who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of Klondike Star common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).  In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Klondike Star common stock is registered in the name of a person other than the signer of the letter of transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. Please see Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery.  If a shareholder desires to tender shares of Klondike Star common stock pursuant to the offer and such shareholder’s certificate representing such shares of Klondike Star common stock are not immediately available, such shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Klondike Star common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Klondike Gold, is received prior to the expiration date by the exchange agent as provided below; and

(3) the share certificates (or a book-entry confirmation) representing all tendered shares of Klondike Star common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal are received by the exchange agent within three trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), exchange of shares of Klondike Star common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Klondike Star common stock, or a book-entry confirmation of the delivery of such shares of Klondike Star common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal.

Determination of Validity. Klondike Gold’s interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Klondike Star common stock will be determined by Klondike Gold in its discretion, which determination shall be final and binding to the fullest extent permitted by law.  Klondike Gold reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful. Klondike Gold also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Klondike Star common stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares of Klondike Star common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.  None of Klondike Gold or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of Klondike Star common stock pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the offer, as well as the tendering shareholder’s representation and warranty to Klondike Gold that (1) such shareholder owns the tendered shares of Klondike Star common stock (and any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Klondike Star common stock (and any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock) and (4) when the same are accepted for exchange by Klondike Gold, Klondike Gold will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Klondike Gold of shares of Klondike Star common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Klondike Gold upon the terms and subject to the conditions of the offer.

Appointment as Proxy. By executing the letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Klondike Gold as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such shareholder’s rights with respect to the shares of Klondike Star common stock tendered by such shareholder and accepted for exchange by Klondike Gold (and with respect to any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock on or after the date of this offer).  All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities). Such appointment will be effective when, and only to the extent that, Klondike Gold accepts such shares of Klondike Star common stock for exchange.  Upon appointment, all prior powers of attorney and proxies given by such shareholder with respect to such shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto.  The designees of Klondike Gold will, with respect to the shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such shareholder as they in their discretion may deem proper at any annual or special meeting of Klondike Star shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Klondike Gold reserves the right to require that, in order for shares of Klondike Star common stock to be deemed validly tendered, immediately upon Klondike Gold’s acceptance of shares of Klondike Star common stock for exchange, Klondike Gold must be able to exercise full voting, consent and other rights with respect to such shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of Klondike Star common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies for any meeting of Klondike Star shareholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Withdrawal Rights

Tenders of shares of Klondike Star common stock made pursuant to the offer may be withdrawn at any time until the offer has expired and thereafter may be withdrawn at any time until Klondike Gold accepts such shares for exchange in the offer.  If Klondike Gold decides to include a subsequent offering period, shares of Klondike Star common stock tendered during the subsequent offering period may not be withdrawn.  Please see the section of this offer to exchange entitled “The Exchange Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer to exchange.  Any such notice of withdrawal must specify the name of the person who tendered the shares of Klondike Star common stock to be withdrawn, the number of shares of Klondike Star common stock to be withdrawn and the name of the registered holder of such shares of Klondike Star common stock, if different from that of the person who tendered such shares of Klondike Star common stock. If certificates representing shares of Klondike Star common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Klondike Star common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution.  If shares of Klondike Star common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Klondike Star common stock.

Withdrawals of shares of Klondike Star common stock may not be rescinded.  Any shares of Klondike Star common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares of Klondike Star common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering” (except shares of Klondike Star common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Klondike Gold in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Klondike Gold or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Klondike Gold will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Klondike Gold will accept the tendered shares of common stock of Klondike Star for exchange after expiration of the offer.  The announcement will be made by a press release.

Ownership of Klondike Gold After the Offer

Upon consummation of the offer, former Klondike Star shareholders would own in the aggregate approximately 17.6% of the outstanding shares of Klondike Gold common stock, assuming that:

•

Klondike Gold exchanges, pursuant to the offer, all of the outstanding shares of Klondike Star common stock, which is assumed to be 66,495,711 (the total number of shares reported by Klondike Star to be outstanding on February 21, 2012);

Material Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of Klondike Star common stock who exchange Klondike Star common stock for Klondike Gold common stock pursuant to the offer.  This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect.  This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Klondike Star common stock in light of their particular circumstances or to holders of Klondike Star common stock subject to special treatment under U.S. federal income tax law including, without limitation:

•	foreign persons,

•	certain financial institutions,

•	insurance companies,

•	tax-exempt entities,

•	dealers in securities,

•	traders in securities that elect to apply a mark-to-market method of accounting,

•	certain U.S. expatriates,

•	U.S. holders who hold Klondike Star common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

•	U.S. holders whose functional currency is not the United States dollar, and

•	U.S. holders who acquired Klondike Star common stock through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to U.S. holders of Klondike Star common stock who hold their shares of Klondike Star common stock as capital assets and does not consider the tax treatment of U.S. holders of Klondike Star common stock who hold Klondike Star common stock through a partnership or other pass-through entity.  Furthermore, this summary does not discuss any aspect of state, local or foreign taxation or any aspect of U.S. federal taxation other than income taxation.

You should consult your own tax advisor regarding the specific tax consequences to you of the exchange of your Klondike Star common stock, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of your particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Klondike Star common stock who is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Klondike Star common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partnership or a partner of a partnership holding Klondike Star common stock, you should consult your own tax advisor regarding the tax consequences to you of exchanging Klondike Star common stock for Klondike Gold common stock pursuant to the offer.

It is not a condition to Klondike Gold’s obligation to exchange shares pursuant to the offer that a legal opinion to the effect described above be issued.  If, contrary to expectations, the offer is completed, a U.S. holder of Klondike Star common stock that receives shares of Klondike Gold common stock in exchange for such holder’s shares of Klondike Star common stock pursuant to the offer will likely recognize taxable gain or loss equal to the difference between (i) the fair market value of the shares of Klondike Gold common stock as of the date of the exchange and (ii) such holder’s adjusted tax basis in the shares of Klondike Star common stock exchanged therefor.  Gain or loss must be calculated separately for each block of shares of Klondike Star common stock if blocks of Klondike Star common stock were acquired at different times or for different prices. Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. holder’s holding period for a particular block of Klondike Star common stock exchanged is greater than one year as of the date of the exchange.

You are urged to consult your own tax advisor concerning the specific U.S. federal, state, local and foreign tax consequences of the offer.

Purpose and Structure of the Offer

The purpose of the offer is for Klondike Gold to acquire all of the outstanding shares of Klondike Star common stock in order to combine the assets of Klondike Gold and Klondike Star.

Plans for Klondike Star

The purpose of the offer is for Klondike Gold to acquire all of the outstanding shares of Klondike Star common stock in order to combine the assets of Klondike Gold and Klondike Star.

Except as indicated in this offer, neither Klondike Gold nor any of Klondike Gold’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Klondike Star or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Klondike Star or any of its subsidiaries, (3) any material change in the indebtedness or capitalization of Klondike Star or any of its subsidiaries, (4) any change in the current board of directors or management of Klondike Star or any change to any material term of the employment contract of any executive officer of Klondike Star, (5) any other material change in Klondike Star’s corporate structure or business, (6) any class of equity security of Klondike Star being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Klondike Star becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Klondike Star Common Stock

The exchange of shares of Klondike Star common stock by Klondike Gold pursuant to the offer will reduce the number of shares of Klondike Star common stock that might otherwise trade publicly and will reduce the number of holders of shares of Klondike Star common stock, which could adversely affect the liquidity and market value of the remaining shares of Klondike Star common stock held by the public.  The extent of the public market for Klondike Star common stock and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding Klondike Star common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.  According to Klondike Star: (1) as of February 12, 2012 there were 66,495,711 shares of Klondike Star common stock outstanding and (2) for the fiscal year ended February 29, 2012, there were approximately 111 holders of record of Klondike Star common stock.

TSX VENTURE EXCHANGE APPROVAL OF OFFER

Klondike Gold’s common stock is traded on the TSX Venture Exchange (TSX-V) under the symbol KG.  Prior to issuance of shares to Klondike Star shareholders, Klondike Gold is required to obtain approval of the exchange offer from the TSX-V.  Klondike Star shareholders who tender their shares to Klondike Gold will be issued Klondike Gold shares upon the latter of the expiration of the offer or the fulfillment of all of the Conditions of the Offer, which includes the acceptance for filing of the exchange offer by the TSX-V.

Conditions of the Offer

Notwithstanding any other provision of the exchange offer, Klondike Gold will have the right to withdraw or terminate the offer, and will not be required to take up or pay for, and/or may extend the period of time during which the offer is open, and/or may postpone taking up and paying for, any Klondike Star Shares deposited under the offer, unless all of the following conditions (the "Conditions of the Offer") are satisfied or waived by Klondike Gold at or prior to the expiration of the offer:

•

Minimum Tender Condition—Klondike Star shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Klondike Star common stock that, when added to the shares of Klondike Star common stock then owned by Klondike Gold or any of its subsidiaries, shall constitute  66.6% of the voting power of Klondike Star’s outstanding capital stock entitled to vote.

•

Registration Statement Condition— This Offer is exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (“SEC” and “Commission”).

•

Due Diligence Condition—Klondike Gold shall have completed to its reasonable satisfaction customary confirmatory due diligence of Klondike Star’s non-public information on Klondike Star’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Klondike Star’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

•

TSX-V Condition— Klondike Gold shall have received acceptance for filing from the TSX Venture Exchange (the "TSX-V") for the acquisition of the Klondike Star shares under the exchange offer on terms and conditions satisfactory to Klondike Gold, in its sole discretion.

•

Audit  Condition— Klondike Star shall have provided to Klondike Gold such audited financial statements for Klondike Star as are required by the TSX-V for completion of their review and acceptance of the exchange offer to the sole satisfaction of Klondike Gold, and there shall have been no material adverse change in respect of Klondike Star prior to the expiration of the offer that was not disclosed as at the date of the offer.

•

Material Adverse Change Condition— Klondike Gold shall have determined in its sole discretion that the consummation of the offer could not reasonably be expected to have a material adverse change on Klondike Star or Klondike Gold.

•

Non-compliance Condition— Klondike Gold shall not have determined in its sole discretion that Klondike Star is not in compliance in any material respect with any material contract to which Klondike Star is a party at such time, in each case, unless the same is acceptable to Klondike Gold.

The foregoing Conditions of the Offer are for the sole benefit of Klondike Gold and may be asserted by Klondike Gold regardless of the circumstances giving rise to any such assertion (including any action or inaction by Klondike Gold or any of its affiliates) or may be waived by Klondike Gold in whole or in part, at any time and from time to time, without prejudice to any other rights which Klondike Gold may have.  Each of the Conditions of the Offer is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise.  The failure by Klondike Gold at any time prior to the expiration of the offer to exercise any of the foregoing rights will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted by Klondike Gold at any time and from time to time.  Any determination by Klondike Gold concerning the events described in the Conditions of the Offer will be final and binding on Klondike Gold and the Klondike Star shareholders.

Dividends and Distributions

If, on or after the date of this offer to exchange, Klondike Star:

•	splits, combines or otherwise changes the shares of Klondike Star common stock or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding shares of Klondike Star common stock; or

•

issues or sells any additional shares of Klondike Star common stock (other than shares of Klondike Star common stock issued pursuant to, and in accordance with, the terms in effect on the date of this offer of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of Klondike Star or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Klondike Star, then, without prejudice to Klondike Gold’s rights under the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer,” Klondike Gold may make such adjustments to the offer consideration and other terms of the offer (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

Financing of the Offer; Source and Amount of Funds

The offer is not subject to a financing condition. Klondike Gold is offering .25 restricted shares of its common stock for each share of Klondike Star common stock.  Klondike Gold estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer will be approximately $30,000, which Klondike Gold expects to pay with cash on hand.  The estimated amount of cash required is based on Klondike Gold’s due diligence review of Klondike Star’s available information to date and is subject to change.

Certain Legal Matters; Regulatory Approvals

General

Klondike Gold is not aware of any governmental license or regulatory permit that appears to be material to Klondike Star’s business that might be adversely affected by Klondike Gold’s acquisition of shares of Klondike Star common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Klondike Gold’s acquisition or ownership of shares of Klondike Star common stock pursuant to the offer.  Should any of these approvals or other actions be required, Klondike Gold currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Klondike Star’s business, or that certain parts of Klondike Star’s or Klondike Gold’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Klondike Gold to elect to terminate the offer without the exchange of shares of Klondike Star common stock under the offer.  Klondike Gold’s obligation under the offer to accept for exchange, and exchange, shares of Klondike Star common stock is subject to certain conditions.  Please see the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer.”

Certain Relationships with Klondike Star and Interests of Klondike Gold and Klondike Gold’s Executive Officers and Directors in the Offer

Except as set forth in this offer to exchange, none of Klondike Gold or, to the best of our knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Klondike Star, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.  Except as otherwise described in this offer to exchange, there have been no contacts, negotiations or transactions during the past two years, between Klondike Gold, any of Klondike Gold’s subsidiaries or, to the best of our knowledge, any of the persons listed on Schedule I to this offer to exchange, and Klondike Star or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Klondike Gold has retained Signature Stock Transfer, Inc. as the exchange agent in connection with the offer.  Klondike Gold will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses in connection with their engagement, including liabilities under the federal securities laws.

Except as set forth above, Klondike Gold will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Klondike Gold will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

DESCRIPTION OF KLONDIKE GOLD CAPITAL STOCK

 Certificate of Incorporation and Bylaw Provisions; Takeover Statutes

A number of provisions in Klondike Gold’s Articles of Incorporation, as amended, Klondike Gold’s Bylaws, the Rights Agreement and the British Columbia Business Corporations Act may make it more difficult to acquire control of Klondike Gold or remove its management.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of shares of Klondike Star common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of Klondike Gold common stock following consummation of the offer. Klondike Star is organized under the laws of the State of Delaware, and Klondike Gold is organized under the laws of British Columbia, Canada.  Accordingly, differences in the rights of holders of Klondike Star capital stock and Klondike Gold capital stock arise both from differences between their charters, bylaws and any certificates of designation and also from differences between Delaware and British Columbia law.  As holders of Klondike Gold common stock, your rights with respect thereto will be governed by British Columbia law, including the British Columbia Corporation Act, as well as Klondike Gold’s constituent documents.  This section summarizes the material differences between the rights of Klondike Star shareholders and the rights of Klondike Gold shareholders.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified in its entirety by reference to the Delaware Corporation Act, the British Columbia Corporation Act, and Klondike Star’s and Klondike Gold’s constituent documents, which you are urged to read carefully.  Although the Delaware Business Corporation Act and the British Columbia Business Corporation Act are similar in many respects, there are a number of differences between the two statutes, many (but not all).  Judicial interpretations may not exist in Delaware and British Columbia such that there may be uncertainty as to the outcome of matters governed by either law.  Copies of the companies’ constituent documents have been filed with the SEC.  To find out where you can get copies of these documents, please see the section captioned “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain items contained in this offer to exchange may constitute “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements.  All statements in this offer to exchange, other than those relating to historical information or current conditions, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Klondike Gold’s control, which could cause actual results to differ materially from such statements.  Risks and uncertainties relating to the proposed transaction with Klondike Star shareholders include, but are not limited to: Klondike Star shareholder's willingness to accept Klondike Gold’s exchange offer and complete letters of transmittal and acceptance of the offer; uncertainty as to the satisfaction of all of the Conditions of the Offer and Klondike Gold accepting the shares tender for exchange; uncertainty as to the actual premium that will be realized by Klondike Star shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of Klondike Gold following completion of the proposed transaction; the uncertainty of Klondike Gold’s acceptance by the equity markets following the transaction and the ability to raise further equity financing for the development of the properties and administration of the Company.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this offer to exchange and elsewhere. Any forward-looking statements made in this offer to exchange are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Klondike Gold will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  Except to the extent required by applicable law, Klondike Gold undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

MISCELLANEOUS

The offer is being made solely by this offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Klondike Star common stock.  Klondike Gold is not aware of any State within the United States where the making of the offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with the laws of such State.  If Klondike Gold becomes aware of any State in which the making of the offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with applicable law, Klondike Gold will make a good faith effort to comply with any such law.  If, after such good faith effort, Klondike Gold cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of)

the holders of shares of Klondike Star common stock in such State.  In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Klondike Gold by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

IF YOU WOULD LIKE TO REQUEST ADDITIONAL DOCUMENTS FROM KLONDIKE GOLD, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN JUNE 15, 2012, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF KLONDIKE GOLD’S OFFER.  If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF KLONDIKE STAR COMMON STOCK INTO KLONDIKE GOLD’S OFFER. KLONDIKE GOLD HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS OFFER TO EXCHANGE. THIS OFFER TO EXCHANGE IS DATED APRIL 27, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS OFFER TO EXCHANGE TO SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF KLONDIKE GOLD COMMON STOCK IN KLONDIKE GOLD’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF KLONDIKE GOLD

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Klondike Gold are set forth below. References in this Schedule I to “Klondike Gold” mean Klondike Gold Corp.  Unless otherwise indicated below, the current business address of each director and officer is c/o Klondike Gold Corp., 711-675 West Hastings Street, Vancouver, British Columbia, Canada V6B 1N2.  Unless otherwise indicated below, the current business telephone of each director and officer is (604) 685-2222.  Where no date is shown, the individual has occupied the position indicated for the past five years.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Klondike Gold.  Except as described in this Schedule I, none of the directors and officers of Klondike Gold listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Klondike Gold Directors:

Erich Rauguth

Mr.  Rauguth has lived and worked in the Klondike Gold fields for over 40 years and is intimately familiar with the Yukon terrain and climate. He has over 35 years of "hands on" exploration and mining experience in North, Central and South America. Over the last 27 years Mr. Rauguth held senior consulting and management positions in several mineral resource companies and is well acquainted with all aspects of the domestic and international mining industry.

Richard Hughes

Mr. Hughes is Chairman of Klondike Gold Corp. and Chairman, President and Director of various mining, exploration and development companies.

Alan Campbell

Mr. Campbell is a consultant advising public companies on corporate finance and shareholder communication issues and Director and Officer of various mining and exploration companies.

Manfred Peschke

Mr. Peschke has lived for more than 45 years in the Yukon where he has worked in senior positions in finance and accounting with mining and service companies. He has operated his own management consulting business since 1979 and served as Comptroller for the Northern Commercial Companies Caterpillar Dealership (later Finning Tractor). In the 1980"s he also served as Managing Director for Cogasa Mining Corporation, at that time the largest producing placer mine in the Yukon, and as Director of Carson Gold Corp. (VSE) (later Diamond Fields) during the time when the Company moved to South America. Mr. Peschke served as President and Chairman of Infinito Gold, formally Vanessa Ventures Ltd. (TSX), where he is still a Director.

Steven Chan

Mr. Chan is a corporate communications officer with a management consulting firm and a director of a number of public companies involved in the exploration and development of mineral properties. Mr. Chan was formerly Vice-President of Cambridge House International Inc. where he significantly contributed to the success of Canada's leading resource industry investment conference company.

Executive Officers:

Erich Rauguth

-

President and CEO

Richard Hughes

-

Chairman of the Board

Alan Campbell

-

CFO

John-Mark Campbell

-

Corporate Secretary

The Exchange Agent for the Offer is:

Signature Stock Transfer, Inc.

By Mail:	By Overnight Courier or By Hand:

Signature Stock Transfer, Inc.	Signature Stock Transfer, Inc.
2632 Coachlight Court	2632 Coachlight Court
Plano, TX 75093-3850	Plano, TX 75093-3850

By Facsimile:

 (972) 612-4122

Any questions or requests for assistance may be directed to the information agent or the dealer managers at their respective addresses or telephone numbers set forth below.  Additional copies of this offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below.  Holders of shares of Klondike Star common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

James B. Parsons

Parsons/Burnett/Bjordahl/Hume, LLP

1850 Skyline Tower

10900 NE 4th St.

Bellevue, WA  98004

425-451-8036 (phone)

425-451-8568 (fax)

jparsons@pblaw.biz

Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver an offer to exchange.